UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2009

LOUISIANA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7107	93-0609074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On December 21, 2009, in connection with the entering into the Loan Agreement discussed at item 2.03 below, Louisiana Pacific Chile SA (LP Chile), a wholly owned subsidiary of Louisiana-Pacific Corporation (LP), terminated its committed term credit facility with a Chilean bank. The existing credit facility provided for up to $40 million credit facility and was secured by cash. The ability to draw from this facility ended in December 2008 and repayment was to begin in March 2010. The outstanding amount of this loan was $39 million as of the date of termination and was secured by $39 million of restricted cash.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2009, LP Chile entered into a term loan agreement with Banco de Credito e Inversiones for UF 943,543.7391 (equivalent to $39 million). The loan agreement has a term of 10 years with semi annual principal payments beginning June of 2012. The loan bears interest at UF + 5.50% per annum (effectively 3.2% at December 21, 2009). The obligations are secured by a first priority security interest in substantially all of the real property owned by LP Chile. Additionally, LP is required to establish a letter of credit for approximately 45% of the outstanding balance, which can be reduced over time based upon attainment of certain financial covenants. LP established a $17.6 million letter of credit which was cash collateralized by approximately $18.4 to secure this loan.

The Agreement contains various restrictive covenants and requires the maintenance by LP Chile of a debt to equity ratio of less than or equal to 1. If LP Chile is late in making payments, it will also be required to maintain a ratio of Net Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) of less than or equal to 5.5 for 2010, 3.2 for 2011 and 2.5 for the remainder of the loan period and a ratio of EBITDA to financial costs of at least 3.

Item 8.01.	Other Events.

On December 17, 2009, LP tendered $55 million of its Auction Rate Securities (ARS) to Deutsche Bank (DB) under a tender offer. LP received $21.5 million for the ARS plus accrued interest. As part of this transaction, LP will record a gain on sale of securities of $18.8 million, a recovery of previously recorded Other than Temporary Impairments. LP had previously recorded $16.6 million of this gain through Other Comprehensive Income. This tender to DB does not affect LP’s ability to pursue the legal action it initiated earlier this year.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ CURTIS M. STEVENS
Name:	Curtis M. Stevens
Title:	Chief Financial Officer

Date: December 23, 2009.

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